Exhibit 99.1
Investor and Financial Contacts:
Eileen Pattinson
Investor Relations
(760) 603-7208
FOR IMMEDIATE RELEASE
Life Technologies Announces Third Quarter 2010 Results
Third quarter GAAP revenue of $867 million and non-GAAP revenue of $869 million
Third quarter GAAP earnings per share of $0.56 and non-GAAP earnings per share of $0.87
Free cash flow of $187 million in the third quarter
CARLSBAD, CA, October 26, 2010 — Life Technologies Corporation (NASDAQ: LIFE) today announced results for its third quarter ending September 30, 2010. Non-GAAP revenue for the third quarter was $869 million, an increase of 8 percent over the $805 million reported for the third quarter of 2009. Excluding the impact of currency and prior acquisitions and divestitures, organic revenue for the quarter grew 6 percent over the same period in the previous year, and 9 percent excluding H1N1 and the large Japanese forensics order from last year’s numbers.
“We are very pleased with our results for the quarter and the year to date,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “The company continues to deliver consistent revenue growth due to its diversified geographic presence and broad technology portfolio. Moreover, our scale allowed us to achieve meaningful efficiencies and further expand our operating margin to industry-leading levels.”
Analysis of Third Quarter 2010 Results
•	Third quarter non-GAAP 2010 revenue increased 8 percent over the previous year, a result of strong growth in the Genetic Systems and Cell Systems divisions. Revenue growth without the impact from currency, completed acquisitions and divestitures was 6 percent. Foreign currency exchange had a positive 0.5-point effect and prior acquisitions and divestitures contributed 1.5 points to reported revenue growth.

•	Non-GAAP gross margin in the third quarter was 66.8 percent, 20 basis points lower than the prior year due to a minor impact from product mix.

•	Non-GAAP operating margin was 29 percent in the third quarter, an increase of approximately 170 basis points over the same period in 2009. The increase in operating margin primarily resulted from acquisition related synergies and cost controls implemented in the quarter.
•	Third quarter non-GAAP tax rate was 25.8 percent. The tax rate was lower than expected due to a one-time tax benefit from the consolidation of foreign entities. This one-time benefit contributed 2 cents to earnings per share in the quarter. Other items contributing to the lower tax rate include the settlement of prior year IRS audits and an adjustment to account for a higher portion of earnings arising from lower tax rate jurisdictions. These other items contributed an additional 2 cents to earnings per share in the quarter.

•	Diluted weighted shares outstanding were 190 million in the third quarter.

•	Cash flow from operating activities for the third quarter was $215 million. Third quarter capital expenditures were $28 million and resulting free cash flow was $187 million. The company ended the quarter with $537 million in cash and short-term investments, including $19 million held as restricted cash.

•	The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at www.lifetechnologies.com.

	Three Months Ending Sept 30
	2010	2009	%
GAAP earnings per share	$0.56	$0.22	155%
Non-cash interest expense (FSP APB14-1)	0.03	0.04
Business integration and other charges	0.06	0.15
Amortization of debt issuance costs	—	0.03
Amortization of acquisition related expenses	0.22	0.29

Non-GAAP earnings per share	$0.87	$0.73	19%
Business Highlights:
•	Genetic Systems division non-GAAP revenue was $227 million in the third quarter, an increase of 12 percent over the same period last year. Excluding the impact from currency and the completed divestiture of the SQL*LIMS business, organic revenue growth was 12 percent. This increase was a result of strong double-digit growth in next generation sequencing and mid single-digit growth in capillary electrophoresis instruments and reagents.

•	Molecular Biology Systems division non-GAAP revenue was $415 million, an increase of 2 percent over the same period last year. Excluding the impact from currency and acquisitions, organic revenue for the division was flat. Strong demand for genomic assay products was offset by the PCR and Molecular Biology Reagents businesses, which both faced a difficult year-over-year comparison from H1N1-related sales. Excluding the impact from prior year H1N1-related sales, organic revenue growth was 4 percent.
•	Cell Systems division non-GAAP revenue was $221 million in the third quarter, an increase of 15 percent over the same period last year. Excluding the impact from currency, organic revenue growth was 15 percent year over year. This growth was a result of strong demand across the portfolio, including double-digit growth in the Primary and Stem Cell, Beads Based Separation, and BioProduction businesses.

•	Regional organic growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas increased 8 percent, Europe 5 percent, and Asia Pacific 7 percent. Japan declined 1 percent.

•	Revenue from orders transacted through Life Technologies’ eCommerce channels grew 26% percent during the quarter. Over 50% of all transactions are processed using eCommerce platforms.
Technology Highlights:
•	The Ion Torrent acquisition was completed on October 4th. Ion Torrent has developed a revolutionary DNA sequencing approach through the use of semiconductor technology, resulting in a simpler, faster, less expensive and more scalable solution than other sequencing technologies.

•	Strong demand for the 3500 Series Genetic Analyzer continues with more than 160 units placed in the quarter. This latest advancement in the company’s leading line of CE sequencing technologies has experienced rapid customer adoption, particularly in forensics applications and in hospital clinics and laboratories.

•	The commercialization of the Applied Biosystems AutoMate Express™ Forensic DNA Extraction System now provides researchers with an integrated solution, including novel reagents, that provide cost-effective and reliable DNA extraction. This revolutionary new system was designed and validated to streamline sample preparation and improve downstream DNA profile quality.

•	More than 60 of the recently launched ViiA7 Real-time PCR Systems were placed in the quarter. This cutting edge system offers a number of performance and usability enhancements that are expected to advance the understanding of molecular biology in the pharmaceutical discovery and clinical research markets.

•	The company launched the new MicroSEQ(R) E. coli O157:H7 assay, designed to detect the deadly strain of Escherichia coli (E. coli), using real-time PCR technology. The assay will enable more effective monitoring of the food supply for contamination and help ensure food safety.
Fiscal Year 2010 Outlook
Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company updated its expectations for fiscal year 2010 financial performance. Organic revenue in the fourth quarter of 2010 is expected to increase in the mid-single digits. The revised full year non-GAAP earnings per share are now expected to be in the range of $3.48 to $3.52. The company will provide further detail on its business outlook during the conference call today.

Conference Call and Webcast Details
The company will discuss its financial and business results as well as its business outlook on its conference call at 4:30 PM EDT today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the company’s Investor Relations Web site at www.lifetechnologies.com. The webcast can be accessed through the investor relations page of the Life Technologies’ website at www.lifetechnologies.com. Alternatively, callers may listen to the live conference call by dialing 866.383.8119 (domestic) or 617.597.5344 (international) and use passcode 72346761. A replay of the webcast will be available on the Company’s website through Thursday November 16, 2010.
About Life Technologies
Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. Life Technologies had sales of $3.3 billion in 2009, employs approximately 9,000 people, has a presence in approximately 160 countries, and possesses a rapidly growing intellectual property estate of approximately 3,900 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc., and manufactures both in-vitro diagnostic products and research use only-labeled products. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.
Safe Harbor Statement
This press release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to, financial projections, including revenue and non-GAAP earnings per share, momentum in 2010 and 2011, plans to sustain and expand organic growth and increase operating margins, industry trends and Life Technologies’ plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by Life Technologies with the Securities and Exchange Commission. Life Technologies undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the three months				For the three months
(in thousands, except per share data)	ended September 30, 2010				ended September 30, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$867,082	$1,568	(2)	$868,650	$800,729	$4,357	(2)	$805,086
Cost of revenues	282,505	5,987	(3)	288,492	266,499	(610	) (3)	265,889
Purchased intangibles amortization	70,216	(70,216	) (4)	—	71,445	(71,445	) (4)	—

Gross profit	514,361	65,797		580,158	462,785	76,412		539,197

Gross margin	59.3%			66.8%	57.8%			67.0%
Operating expenses:
Selling, general and administrative	240,680	(2,033	) (5)	238,647	240,016	(2,419	) (5)	237,597
Research and development	90,057	(756	) (5)	89,301	82,724	(834	) (5)	81,890
Business consolidation costs	17,714	(17,714	) (6)	—	23,345	(23,345	) (6)	—

Total operating expenses	348,451	(20,503)		327,948	346,085	(26,598)		319,487

Operating income	165,910	86,300		252,210	116,700	103,010		219,710
Operating margin	19.1%			29.0%	14.6%			27.3%
Interest income	1,136	—		1,136	1,009	—		1,009
Interest expense	(35,206)	8,474	(7)	(26,732)	(47,792)	10,798	(7)	(36,994)
Loss on early retirement of debt	—	—		—	(6,814)	6,814	(8)	—
Other income (expense), net	(4,270)	(405	) (9)	(4,675)	2,627	3,500	(9)	6,127

Total other income (expense), net	(38,340)	8,069		(30,271)	(50,970)	21,112		(29,858)

Income from operations before provision for income taxes	127,570	94,369		221,939	65,730	124,122		189,852
Income tax provision	(22,327)	(34,984	) (10)	(57,311)	(24,594)	(30,643	) (10)	(55,237)

Net income	$105,243	$59,385		$164,628	$41,136	$93,479		$134,615
Net loss attributable to non-controlling interests	297	(87	) (11)	210	—	—		—

Net income attributable to controlling interest	$105,540	$59,298		$164,838	$41,136	$93,479		$134,615

Effective tax rate	17.5%			25.8%	37.4%			29.1%
Add back interest expense for subordinated debt, net of tax	38			38	22			22

Numerator for diluted earnings per share	$105,578	$59,298		$164,876	$41,158	$93,479		$134,637

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.57			$0.89	$0.23			$0.76

Diluted earnings per share attributable to controlling interest	$0.56			$0.87	$0.22			$0.73

Weighted average shares used in per share calculation:
Basic	184,196			184,196	176,387			176,387
Diluted	190,149			190,149	183,428			183,428

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, charges for acquired inventory revaluation, adjustments for contingent consideration remeasurement, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, acquired asset impairment and non-cash charges associated with non-controlling interest to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $1.6 million and $4.4 million for the three months ended September 30, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluations cost and contingent consideration remeasurement gain of $0.3 million and $6.3 million for for the three months ended September 30, 2010, respectively, and $0.6 million and zero for for the three months ended September 30, 2009, respectively.

(4)	Add back amortization of purchased intangibles.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $8.5 million and $10.8 million for the three months ended September 30, 2010 and 2009, respectively.

(8)	Add back loss on early retirement of debt.

(9)	Adjust foreign currency gain on repatriation of cash used for the Applied Biosystems merger of $1.3 million offset with acquired joint venture’s purchase accounting adjustment of $4.8 million for the three months ended September 30, 2009. Adjust for gain on impaired security recovery of $0.4 million for the three months ended September 30, 2010.

(10)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, in-process research and development and direct acquisition reserves are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(11)	Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant, and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the nine months				For the nine months
(in thousands, except per share data)	ended September 30, 2010				ended September 30, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$2,655,757	$5,445	(2)	$2,661,202	$2,409,229	$19,824	(2)	$2,429,053
Cost of revenues	857,259	5,464	(3)	862,723	866,912	(60,692	) (3)	806,220
Purchased intangibles amortization	210,353	(210,353	) (4)	—	213,217	(213,217	) (4)	—

Gross profit	1,588,145	210,334		1,798,479	1,329,100	293,733		1,622,833

Gross margin	59.8%			67.6%	55.2%			66.8%
Operating expenses:
Selling, general and administrative	753,178	(5,896	) (5)	747,282	734,125	(7,271	) (5)	726,854
Research and development	266,754	(2,088	) (5)	264,666	244,843	(2,425	) (5)	242,418
Purchased in-process research and development	1,650	(1,650	) (4)	—	—	—		—
Business consolidation costs	66,426	(66,426	) (6)	—	79,635	(79,635	) (6)	—

Total operating expenses	1,088,008	(76,060)		1,011,948	1,058,603	(89,331)		969,272

Operating income	500,137	286,394		786,531	270,497	383,064		653,561
Operating margin	18.8%			29.6%	11.2%			26.9%
Interest income	3,588	—		3,588	3,092	—		3,092
Interest expense	(116,033)	30,965	(7)	(85,068)	(145,628)	31,876	(7)	(113,752)
Loss on early retirement of debt	(54,185)	54,185	(8)	—	(6,814)	6,814	(8)	—
Gain on divestiture of equity investments	37,260	(37,260	) (9)	—	—	—		—
Other income (expense), net	(6,248)	6,058	(10)	(190)	2,190	22,280	(10)	24,470

Total other income (expense), net	(135,618)	53,948		(81,670)	(147,160)	60,970		(86,190)

Income from operations before provision for income taxes	364,519	340,342		704,861	123,337	444,034		567,371
Income tax provision	(57,229)	(143,528	) (11)	(200,757)	(27,655)	(138,451	) (11)	(166,106)

Net income	307,290	196,814		504,104	95,682	305,583		401,265
Net loss attributable to non-controlling interests	324	(192	) (12)	132	—	—		—

Net income attributable to controlling interest	$307,614	$196,622		$504,236	$95,682	$305,583		$401,265

Effective tax rate	15.7%			28.5%	22.4%			29.3%
Add back interest expense for subordinated debt, net of tax	139			139	148			148

Numerator for diluted earnings per share	$307,753	$196,622		$504,375	$95,830	$305,583		$401,413

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.69			$2.76	$0.55			$2.29

Diluted earnings per share attributable to controlling interest	$1.62			$2.65	$0.53			$2.24

Weighted average shares used in per share calculation:
Basic	182,516			182,516	174,941			174,941
Diluted	190,356			190,356	179,326			179,326

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, purchased in process research and development, charges for acquired inventory revaluation, adjustments for contingent consideration remeasurement, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, acquired asset impairment and non-cash charges associated with non-controlling interest to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $5.4 million and $19.8 million for the nine months ended September 30, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluation cost and adjust contingent consideration remeasurement gain of $0.8 million and $6.3 million for the nine months ended September 30, 2010, respectively, and $60.7 million and zero for for the nine months ended September 30, 2009, respectively.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $31.0 million and $31.9 million for the nine months ended September 30, 2010 and 2009, respectively.

(8)	Add back loss on early retirement of debt.

(9)	Adjust for gain on divestiture of equity investments.

(10)	Adjust foreign currency loss on repatriation of cash used for the Applied Biosystems merger of $0.5 million and joint venture purchase accounting amortization of $21.8 million for the nine months ended September 30, 2009. Adjust for gain on impaired security recovery of $7.1 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the nine months ended September 30, 2010.

(11)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, in-process research and development and direct acquisition reserves are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(12)	Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant, and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months
	ended September 30,
(in thousands)(unaudited)	2010	2009
Net income	$307,290	$95,682
Add back amortization and share-based compensation	281,228	357,187
Add back depreciation	91,965	82,838
Balance sheet changes	(113,929)	(155,377)
Other noncash adjustments	(52,036)	70,692

Net cash provided by operating activities	514,518	451,022
Capital expenditures	(83,215)	(103,640)

Free cash flow	431,303	347,382
Net cash provided by (used in) investing activities	244,597	(40,747)
Net cash used in financing activities	(774,688)	(152,785)
Effect of exchange rate changes on cash	5,103	29,156

Net (decrease) increase in cash and cash equivalents	$(93,685)	$183,006

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$536,972	$648,074
Trade accounts receivable, net of allowance for doubtful accounts	568,121	591,058
Inventories	350,609	353,222
Prepaid expenses and other current assets	271,009	203,810

Total current assets	1,726,711	1,796,164

Long-term assets	6,780,405	7,319,576

Total assets	$8,507,116	$9,115,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$345,468	$481,701
Accounts payable, accrued expenses and other current liabilities	787,224	904,022

Total current liabilities	1,132,692	1,385,723

Long-term debt	1,925,709	2,620,089
Other long-term liabilities	881,297	1,083,260
Stockholders’ equity	4,567,418	4,026,668

Total liabilities and stockholders’ equity	$8,507,116	$9,115,740